U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

Livento Group, Inc.

(Exact name of registrant as specified in its charter)

Nevada	46-3999052
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

17 State Street, 10004 New York

Registrant’s Principal Office

Registrant’s telephone number, including area code:

+1 980 432 8241

Copies to:

Frank J. Hariton

1065 Dobbs Ferry Road

White Plains, New York 10607

Telephone Number: (914) 674-4373

Securities to be registered under Section 12(b) of the Act: None

Securities to be registered under Section 12(g) of the Exchange Act:

Title of each class to be so registered: Common Stock, $0.0001 per share

Name of Exchange on which each class is to be registered: N/A

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

EXPLANATORY NOTE

We are filing this General Form for Registration of Securities on Form 10 to register our common stock, par value $0.0001 per share (the “Common Stock”), pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Once this registration statement is deemed effective, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

Unless otherwise noted, references in this registration statement to the “Company,”, “Livento” “we,” “our” or “us” means Livento Group, Inc. Our principal place of business is located at 17 State Street, 10004 New York, and our telephone number is 908 432 8241.

Livento Group, Inc. is a Nevada corporation, founded in 2013, previously specializing in the development and marketing of a diverse line of proprietary stem cell-based products. The Company became inactive in 2017 and on March 31, 2022 acquired Livento Group LLC, (“Livento”) which resulted in a change in its business model. In June 2022 we changed our name to Livento Group, Inc. Livento now operates in three primary sectors; film and television production, software development, and real estate projects.

Management believes that the movie and television production and software development and marketing lines present a stable business model with high growth potential. We are filing this Form 10 in an effort to ensure our shareholders’ liquidity in their shares going forward. We are also filing this Form 10 to overcome the impediments to shareholder liquidity that result from having been a “Shell Company”. However, we cannot give assurance that we will achieve these goals.

FORWARD LOOKING STATEMENTS

There are statements in this registration statement that are not historical facts. These “forward-looking statements” can be identified by use of terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. For a discussion of these risks, you should read this entire registration statement carefully; especially the risks discussed under the section entitled “Risk Factors”. Although management believes that the assumptions underlying the forward-looking statements included in this registration statement are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward-looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this registration statement will in fact transpire. You are cautioned to not place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements.

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Item 1. Business.

Prior Operations

We were formed in 2013 under the name Bling Marketing, Inc. and in 2015 we changed our name to NuGene International, Inc. and specialized in the development and marketing of proprietary stem cell-based products. This line of business was not successful and the company ceased operations in 2017. In 2022, after a change in control, we changed our name to Livento Group, Inc.

Present Operations

The Company has established its own film and television production subsidiary, BOXO Productions, Inc., a Delaware corporation (“BOXO”), where we meet with top film and movie producers. BOXO’s business model is strongly oriented on the current growing demand for content to fill cinemas after COVID19 and the expansion of online content distributors. In most of its projects BOXO is not primarily dependent on the movie’s success, as it is paid by a distributor before the movie is finalized and receives a share of the revenue from cinemas’ box office and home sales. BOXO is planning to produce up to 6 movies and 12 television productions during calendar year 2022. BOXO also intends to participate in other movies that will be chosen based on management’s assessment of their potential success in cinemas that are already in the post-production phase. BOXO will focus on negotiating distribution agreements which provide for its sharing in the box office sales of these movies. Scripts are chosen by BOXO’s production team that regularly receives offers from authors commonly involved in the film industry. BOXO may acquire movie or television rights in various stages of development. Less frequently, BOXO receives offers for participating in a project’s post-production phase. BOXO finances movies via internal resources, loans and with investors depending on the projects state of development and the Company’s cash position.

The team has been involved either as producers, executive producers or agents over the years, on the following movies, which have been aired both in theaters and streaming services such as Netflix, Prime Video, Paramount, and Disney Plus:

●	The Misfits; a 2021 Action/Thriller featuring Pierce Brosnan
●	Packaging of Ironman movie
●	Black Swan; a 2010 Drama/Thriller featuring Natalie Portman, Mila Kunis, Winona Ryder, and Vincent Cassel
●	Extremely Wicked, Shockingly Evil and Vile; a 2019 Crime/Drama featuring John Malkovich and Zac Efron
●	Marley & Me; a 2008 Comedy/Drama featuring Jennifer Aniston and Owen Wilson
●	The Last Full Measure; a 2019 War/Drama featuring Samuel L. Jackson and Ed Harris
●	Worth; a 2020 Drama featuring Michael Keaton and Stanley Tucci Jr.
●	American Traitor: The Trial of Axis Sally; a 2021 Drama featuring Al Pacino
●	Best Sellers; a 2021 Drama/Comedy featuring Michael Caine and Cary Elwes

In 2020 the Company acquired land for a residential real estate development project, amounting to 4 million USD, with a completion target of late 2023. The property is being developed into 16 residential condominiums in a suburb of Prague in the Czech Republic and all of the condominium units have signed purchase agreements totaling 12 million USD.

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In 2017 the Company’s internal team spearheaded the development of financial management software based on artificial intelligence for entities involved in investments. This software currently provides several clients with data processing and analytical services in the investment management sector. Management believes that this segment of our operations will provide meaningful revenue, but we can give no assurance that this will happen. The product is best described as an automated system, that is able to analyze large quantities of data, focusing on selected parameters, which in turn predict short-term future behavior within a specific portfolio of selected assets. The software choses assets with the highest potential based on a set of specifications and properties, which in turn predict short-term future behavior within a specific portfolio.

Currently, the Company’s main focus are the activities of BOXO Productions. New movies are started monthly, with the target being six movies and twelve television productions this year, as previously mentioned. The Company will use the proceeds of the condominium sales to fund the activity and operations of BOXO.

Trends in the Market

Management believes that the entertainment industry is experiencing structural changes. COVID19 changed the movie distribution business and offered new business models and potential growth to participants who offer apps and streaming content directly to consumers through the Internet. Based on management’s analysis of recent market statistics and trends, we believe that these models have become dominant trends in this market segment.

Management also believes that these trends will continue and that there is a large market for BOXO’s films and television productions. The movie production market has expanded significantly in the last two years and is likely to continue growing significantly in the coming years. Management has observed that online streaming platforms continually require new content, and an increased number of connected devices is likely to result in more customers using these services. During the next few years, many developed and emerging nations will be adding new customers to the network.

The Company has internally developed software called “Elisee” that is able to capture large amounts of data and create predictive behavior, based on client inputs that assist the client in establishing its investment portfolio. Successfully building an equity portfolio is not a simple process since one must take into consideration the future of particular industries and the companies within them. Retail investors and Family Offices lack complex historical data and this is where Elisee excels. This data has been acquired from Dow Jones and other public sources, and has been dissected and analyzed. We believe in diversification but place more emphasis those industries and companies that have a more promising outlook based on guidance from Elisee. Management believes that each potential customer’s financial situation and investment needs are unique. We see the constant shift of the world’s financial markets, real estate prices, CPI data, and ~~good~~ effective portfolio management as the key to success.

We identified this as a unique opportunity to support several companies with different needs and to aid them in their asset selection process. We developed our own system that is able to read large amounts of data and run portfolio analysis on these assets, providing improved portfolio management and performance.

The system’s development commenced in early 2018 and the first version took one year of development and testing with various basic data sets. Currently, Livento has a team of three analysts, who focus on the maintenance and further development of the system. We are continually developing and improving our software, making it more robust ~~and,~~ stable, and capable of supporting an ~~increasing the~~ increased number of asset classes.

Key summary of points:

●	Elisee was developed and tested over four years.
●	Elisee has had a successful and profitable track record for three years.
●	Elisee has the ability to process 1 TB of data in 1 hour.

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Marketing Strategy

Our marketing strategy is comprised of the following major components; social media (Twitter, LinkedIn, FB, etc.), PR and video communications, and a personal approach. The strategies differ~~s~~ based on the product offered. They may be described as follows:

Social media:

The BOXO brand is currently. There, we can rapidly, easily and reliantly inform all of our stakeholders about necessary and relevant news. We use promotional posts to gain company followers.

PR and video communications:

A professional IR agency was hired to write our PR communications, arrange interviews with Management, write articles, and introduce them via different channels to the media. Video interviews and conference attendances are planned as well, for involvement of larger investors.

Personal approach:

For our software, we use a direct and personal approach ~~via~~ using different marketing channels including social networks, industry liaisons, and articles in specialized magazines.

Employees

We currently have eleven employees and consultants. Three of our employee are marketing specialists, three are engaged in financial management, and two are involved in administrative positions. The remaining employee are engaged in various management positions. We anticipate hiring additional employees or consultants over the next three months to support the growth of BOXO. None of our employees are covered by a collective bargaining agreement.

Competition

BOXO competes with other production companies focused on movies and online streaming platforms. Our main market advantage is direct contact via the producer team to top Hollywood icons, including well-known producers, directors, actors, and distribution companies that pay BOXO before the film is finalized.

The competition to our software is other software products performing similar functions. We differentiate ourselves in specializing and providing a proven track record in several specific market segments, where we can offer predictive behavior of assets with and without our decision-making process.

In all aspects of our business, we face competition from companies with greater resources than we have, but we have gradually and consistently grown despite this.

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Facilities

We currently occupy space within serviced office suites in New York City and in Prague in the Czech Republic. Since our employees and consultants work virtually, we believe this arrangement is adequate for us and allows us to operate at a very low cost. In the future if we require more office space, we will acquire appropriate quarters within which to operate.

Item 1A. Risk Factors.

An investment in the Company is highly speculative in nature and involves a high degree of risk.

Risks Related to our Business

We have limited resources and We may not be able to raise additional capital as it is needed to fund our operations.

We operated at a net income of $445,000 for the three months ended March 31, 2022, in addition to our cash resources, which were about $570,000 on March 31, 2022, which are inadequate to execute our plans for growth. We are dependent upon additional investment of which there can be no assurance and we also plan to sell our real estate project to fund further BOXO projects and software businesses development.

The Software Development Market is Highly Competitive and Fragmented. The business software development market is highly competitive and includes many competitors both large and small. While we have developed what we believe to be a unique platform that will prove commercially viable, however, there is no assurance that this will prove to be the case or that in the future software developers working for our competitors will not expand upon or enhance our best features putting us at a competitive disadvantage.

Minority stockholders will likely not have a Voice in corporate actions.

Currently, our officers and directors own over all of our super-voting preferred stock. All future actions requiring shareholder approval and the election of our directors will be entirely in their control.

Reporting requirements under the Exchange Act and compliance with the Sarbanes-Oxley Act of 2002, including establishing and maintaining acceptable internal controls over financial reporting, are costly and may increase substantially.

The rules and regulations of the SEC require a public company to prepare and file periodic reports under the Exchange Act, which will require that the Company engage legal, accounting, auditing and other professional services. The engagement of such services is costly and we are likely to incur losses which may adversely affect our ability to continue as a going concern. Additionally, the Sarbanes-Oxley Act of 2002 requires, among other things, that we design, implement and maintain adequate internal controls and procedures over financial reporting. The costs of complying with the Sarbanes-Oxley Act may make it difficult for us to design, implement and maintain adequate internal controls over financial reporting. In the event that we fail to maintain an effective system of internal controls or discover material weaknesses in our internal controls, we may not be able to produce reliable financial reports or report fraud, which may harm our overall financial condition and result in loss of investor confidence and a decline in our share price.

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We cannot assure you that our Common Stock will be listed on the OTCQB or any other stock exchange.

Our common stock is currently traded on the Pink Sheets under the symbol NUGN. Our goal is to become a fully reporting company, establish a market price above $1.00 and to be included on the OTCQB or a higher exchange, if possible. However, we cannot assure you that we will be able to meet the initial listing standards of the OTCQB or any other stock exchange or quotation medium, or that we will be able to maintain a listing of our Common Stock on any stock exchange. After the filing of this Form 10, we expect that our Common Stock would continue to be eligible to trade on the “pink sheets”, where our stockholders may find it more difficult to effect transaction in our Common Stock or obtain accurate quotations as to the market value of our Common Stock. In addition, we would be subject to an SEC rule that, if we failed to meet the criteria set forth in such rule, imposes various practice requirements on broker-dealers who sell securities governed by such rule to persons other than established customers and accredited investors. Consequently, such rule may deter broker-dealers from recommending or effecting transactions in our Common Stock, which may further affect its liquidity. This would also make it more difficult for us to raise additional capital following a business combination.

Risks Related to our Stockholders and Shares of Common Stock

We are currently controlled by our principal stockholders who include our sole director and executive officers.

At present, David Stybr, our CEO owns all 100 of the issued and outstanding shares of our super voting preferred stock which gives him 51% of the shareholder voting power of the Company. Consequently, he has the ability to effect total control of the operations of the Company and, even if additional shares of our Common Stock are sold, he will continue to have the ability to influence or control substantially in all matters submitted to stockholders for approval, including:

* Electing our entire board of directors which currently consists of only Mr. David Stybr and Mr. Justin Mathews~~;~~

* Removing directors;

* Amending our certificate of incorporation and bylaws;

* Approving a business combination with an acquisition candidate; and

* Adopting measures that could delay or prevent a change in control or impede a merger, takeover or other business combination of the Company.

This concentration of ownership and management by itself may have the effect of impeding a merger, consolidation, takeover or other business consolidation, or discouraging a potential acquirer from making a tender offer for our Common Stock.

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It is likely that our Common Stock will be considered a “penny stock”, which may make it more difficult for investors to sell their shares due to suitability requirements.

Our common stock is currently deemed to be “penny stock” as that term is defined under the Exchange Act. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Penny stock rules impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or an annual income exceeding $200,000 or $300,000 jointly with their spouse.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized disclosure document in a form prepared by the SEC, which provides information about penny stocks and the nature and level of risks in the penny stock market. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. A broker/dealer must receive a written agreement to the transaction from the investor setting forth the identity and quantity of the penny stock to be purchased. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

We have never paid dividends on our Common Stock intend to but we plan to do so in the future.

We have never paid dividends on our Common Stock but once the situation in Company allows that, we have this option as valid to discuss on management level and approve it. We would be delighted to share success in our projects with our shareholders.

We are an “emerging growth company” under the JOBS Act of 2012 and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three-year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30.

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Our status as an “emerging growth company” under the JOBS Act of 2012 may make it more difficult to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

We have the right to issue shares of preferred stock. If we were to issue preferred stock, it is likely to have rights, preferences and privileges that may adversely affect the common stock.

We are authorized to issue 25,000,000 shares of “blank check” preferred stock, with such rights, preferences and privileges as may be determined from time-to-time by our board of directors. Less than twelve million of these shares have been designated and approximately 13,000,000 shares of preferred stock are available for designation and issuance. . Our board of directors is empowered, without shareholder approval, to issue preferred stock in one or more series, and to fix for any series the dividend rights, dissolution or liquidation preferences, redemption prices, conversion rights, voting rights, and other rights, preferences and privileges for the preferred stock. The issuance of shares of preferred stock, depending on the rights, preferences and privileges attributable to the preferred stock, could adversely reduce the voting rights and powers of the common stock and the portion of the Company’s assets allocated for distribution to common stock holders in a liquidation event, and could also result in dilution in the book value per share of the common stock we are offering. The preferred stock could also be utilized, under certain circumstances, as a method for raising additional capital or discouraging, delaying or preventing a change in control of the Company, to the detriment of the investors in the common stock offered hereby. We cannot assure you that the Company will not, under certain circumstances, issue shares of its preferred stock.

Item 2. Financial Information.

Management’s Discussion and Analysis of Financial Condition and Results of Operation.

Overview

We primarily engage in developing BOXO projects development where our business model consist in financing new movies or engaging in a stage before start in distribution. BOXO is paid once the distributor company comes in the project and thus Livento can turnaround the investment equity fast.

AI product has currently revenues coming in from our clients in form of fees for our services and we invest part of these back to the product continuous upgrade.

Recent Developments

In Q1 2022 while Convid-19 pandemic appears to be ending, management decided to acquire Livento. We believe this strategy has secured both investors in and attention for BOXO’s efforts.

New movies are lined up every two weeks and our producer team is choosing the one with highest added value for shareholders in regard to current cash flow and potential movie effect.

AI product continues in standard development where our internal team is providing services to several investment houses for portfolio optimization.

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Critical Accounting Policies

Critical accounting policies are defined as those that are reflective of significant judgments, estimates and uncertainties, and potentially result in materially different results under different assumptions and conditions. We believe the following are our critical accounting policies:

Basis of Presentation and Principles of Consolidation

These consolidated financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars.

The basis of accounting differs in certain material aspects from that is used for the preparation of the books of the Subsidiaries which are prepared in accordance with the accounting principles and relevant financial regulations applicable to limited liabilities enterprises established in places of their domicile. The accompanying consolidated financial statements reflect necessary adjustments not recorded in the books of the Subsidiaries to present them in conformity with U.S. GAAP.

Functional and presentation currency

The accompanying consolidated financial statements are presented in United States dollar (“USD”), which is the reporting currency of the Company.

Related parties

The Company adopted ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

A related party is generally defined as (i) any person that holds 10% or more of the Company’s securities and their immediate families, (ii) the Company’s management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. Related parties may be individuals or corporate entities.

Revenue Recognition

The Company adopted ASC 606 requires the use of a new five-step model to recognize revenue from customer contracts. The five-step model requires entities to exercise judgment when considering the terms of contracts, which includes (1) identifying the contracts or agreements with a customer, (2) identifying our performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the services it transfers to its clients. The Company has concluded that the new guidance did not require any significant change to its revenue recognition processes.

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The Company recognizes software service fees over time as performance obligations are satisfied over the life of the service, usually, with an average duration of one-year. Payments received in advance from customers are recorded as “Deferred revenues”. Such advance payment received are non-refundable after the thirty days refund period.

The cost of revenue consists primarily of the outsourced information technology support service, internal employees, consultants, service charge for cloud computing and related expenses which are directly attributable to the revenues.

Going Concern

The Company’s financial statements as of March 31, 2022 are prepared using generally accepted accounting principles in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.

The Company has tried to establish an ongoing and stable source of revenues and cash flows sufficient to cover its operating costs and allow it to continue as a going concern. The Company has accumulated net profit of $259,000 as of March 31 2022. The cash balances as of March 31, 2022 were $578,183. These factors among others are supporting the ability of the company to continue fulfill its targets.

However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans. These financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

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Results of Operations

Financial Statements showing result for 1Q 2022.

NuGene International, Inc.

Balance Sheet Prev Year Comparison

Accrual Basis	As of March 31, 2022
	Mar 31 22	Dec 31 21	$ Change	% Change

ASSETS
Current Assets
Checking/Savings
Cash	578,183	544,183	-34,000	-6%
Total Checking/Savings	578,183	544,183	-34,000	-6%
Accounts Receivable	445,000	0	-445,000	0%
Other Current Assets
Accounts Receivable	0	0	0	0%
Inventories	0	0	0	0%
Total Other Current Assets	445,000	0	-445,000	0%
Total Current Assets	1,023,183	544,183	-479,000	-47%
Fixed Assets
Accumulated Depreciation	0	0	0	0%
Furniture and Equipment	0	0	0	0%
Property & Equipment	2,757,700	2,757,700	0	0%
Total Fixed Assets	2,757,700	2,757,700	0	0%
Intangible Assets	17,319,459	13,527,800	-3,791,659	-19%
Other Assets
Deposits	0	0	0	0%
Security Deposits Asset	0	0	0	0%
Total Other Assets	0	0	0	0%
TOTAL ASSETS	21,100,342	16,829,683	-3,791,659	-20%

LIABILITIES & EQUITY
Liabilities
Current Liabilities
Accounts Payable	238,900	628,900	390,000	163%
Credit Cards	0	0	0	0%
Other Current Liabilities
Accounts Payable	0	0	0	0%
Derivative Liabilities	0	0	0	0%
Notes Payable (include interest)	152,500	303,000	150,500	98%
Payroll Liabilities	0	0	0	0%
Related Parties Payable	0	0	0	0%
Total Other Current Liabilit...	152,500	303,000	150,500	99%
Total Current Liabilities	152,500	303,000	150,500	99%
Long Term Liabilities	0	0	0	0%
Total Liabilities	391,400	931,900	540,500	138%
Equity
Additional Paid in Capital	13,288,662	12,401,673	-886,989	-7%
Capital Stock	0	0	0	0%
Common Stock	19,003	76,309	57,306	302%
Dividends Paid	0	0	0	0%
Opening Balance Equity	0	0	0	0%
Owner or member capital	19,933,259	15,630,600	-4,302,659	-22%
Preferred Stock	0	0	0	0%
Retained Earnings	-12,790,982	-12,703,790	87,192	-1%
Net Income	189,000	492,991	233,991	90%
Total Equity	20,548,352	15,897,783	-4,811,159	-23%
TOTAL LIABILITIES & EQUITY	21,100,342	16,829,683	-4,270,659	-20%

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Profit & Loss Prev Year Comparison

Accrual Basis	Dec – March 2022
	Mar 31 22	Mar 31 21	$ Change	% Change
Merchandise Sales	445 000	256 000	189 000	74%
Sales Discounts	0	0	0	N/A
Total Income	445 000	256 000	189 000	74%
Cost of Goods Sold Merchant Account Fees	0	0	0	N/A
Total COGS	0	0	0	N/A
Gross Profit	445 000	256 000	189 000	74%
Expense
Advertising and Promotion	0	0	0	N/A
Automobile Expense	0	0	0	N/A
Bank Service Charges	0	0	0	N/A
Computer and Internet	0	0	0	N/A
Depreciation Expense	0	0	0	N/A
Insurance Expense	0	0	0	N/A
Interest Expense	0	0	0	N/A
Janitorial Expense	0	0	0	N/A
Meals and Entertainment	0	0	0	N/A
Office Supplies	8 000	3 500	4 500	129%
Payroll Expenses	0	0	0	N/A
Professional Fees	156 000	420 567	-264 567	-63%
Rent Expense	22 000	12 000	10 000	83%
Repairs and Maintenance	0	0	0	N/A
Telephone Expense	0	0	0	N/A
Uniforms	0	0	0	N/A
Utilities	0	0	0	N/A
Total Expense	186 000	436 067	-250 067	-57%
Net Ordinary Income	259 000	-180 067	439 067	N/A
Other Income/Expense Other Income	0	0	0	N/A
Other Expense	0	0	0	N/A
Total Other Expense	0	0	0	N/A
Net Other Income	0	0	0	N/A
Net Income	259 000	-180 067	439 067	N/A

Livento Group has been operating in US and Europe since 2019 and on March 31, 2022 was acquired by Nugene International, Inc. which subsequently changed its name to Livento Group, Inc. We had revenue of $445,000 in the first quarter of 2022. Gross revenues of Livento Group LLC grew 74% compared to 1Q 2021. Almost all of the revenue for the quarter ended March 31, 2022 derived from software fees in the USA and Europe market. Management believes that the increased revenues are related to our expanded staffing. Our expenses were accounted for $186,000 representing mainly salaries and consulting fees, cloud fees, servers and legal expenses.

All of the above resulted in profit of $259,000.

13

COVID-19 outbreak

In March 2020 the World Health Organization declared coronavirus COVID-19 a global pandemic. The COVID-19 pandemic has negatively impacted the global economy, workforces, customers, and created significant volatility and disruption of financial markets. It has also disrupted the normal operations of many businesses, including ours. This outbreak could decrease spending, adversely affect demand for our services and harm our business and results of operations. It is not possible for us to predict the duration or magnitude of the adverse results of the outbreak and its effects on our business or results of operations at this time.

Liquidity and Capital Resources.

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations and otherwise operate on an ongoing basis.

Statement of Cash Flows

	Mar 31 22	Mar 31 21

OPERATING ACTIVITIES
Net Income	-	256 000
Adjustments to reconcile Net Income to net cash provided by operations:
Accounts Receivable	-
Accounts Payable	- 186 000
Derivative Liabilities	-
Notes Payable	-
Related Parties Payable	-
Net cash provided by Operating Activities	- 186 000	256 000

INVESTING ACTIVITIES
Accumulated Depreciation	-
Property & Equipment	-
Long-Term Investment	- 220 000	- 420 567
Deposits	-
Net cash provided by Investing Activities	- 220 000	- 420 567

FINANCING ACTIVITIES
Additional Paid in Capital	500 000	200 000
Capital Stock	-
Common Stock	-
Dividends Paid	-
Owner or member capital	-
Preferred Stock	-
Retained Earnings	-
Net cash provided by Financing Activities	500 000	200 000

Net cash increase for period	94 000	35 433
Cash at beginning of period	484 183	2 300
Cash at end of period	578 183	37 733

14

We had about $578,183 cash on hand at March 31, 2022. This is adequate for our planned operations through the end of 2022. In addition, we anticipate approximately $1,000,000 net revenue from the sale of condominium units under construction. To build the BOXO brand fully, the Company intends to rely on larger amount of net income and cash inflow in the coming year. In addition, we also intend to receive additional investments for our business through private equity sales.

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

Item 3. Properties.

Property, plant and equipment

Our property, plant and equipment at March 31, 2022 consists of our software product, budgeted and planned real estate projects, and BOXO Productions project.

Livento currently owns land and residential building with 16 condominium units in Prague, that were fully pre-sold during 2021 and Livento will finalize sales to clients during July 2022. This project was managed from land acquisition, through project planning and realization by our internal team. The project was financed from 65% by bank loans which will be repaid on sale of the units.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth certain information regarding our shares of common stock beneficially owned as of June 29, 2022, for (i) each stockholder known to be the beneficial owner of 5% or more of our outstanding shares of common stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group. A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of June 29, 2022. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of June 29, 2022, is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership. Unless otherwise specified, the address of each of the persons set forth below is care of the company at the address set forth on the cover of this report.

Name and address of beneficial owner	Number of Shares Owned (1)	Percent of Class (2)

David Stybr (3)	0	0%

Justin Mathews	0	0%

David Zich	0	0%

All officers and Directors as a group (3 persons) (3)	0	0%

(1)	Does not account for the shares of Series A Preferred Stock which have 51% of the voting power of the Company and are held solely by David Stybr.
(2)	Based on shares of common stock outstanding as of June 29, 2022 of 209,001,268 shares.
(3)	Does not include 100 shares of super voting preferred stock which gives Mr. Stybr effective control of the Company.

15

Item 5. Directors and Executive Officers.

Our directors and executive officers and additional information concerning them are as follows:

Name	AGE	Position(s)	Holds shares

David Stybr	39	President and Chief Executive Officer	100 Series A Preferred stock

Justin Mathews	49	Director	N/A

David Zich	27	Treasury and Secretary	N/A

David Stybr

David Štýbr has the CEO of Livento Group sinc e 2015 and is the founder of BOXO. He manages the Company’s business operations, projects, and team. Štýbr’s previous roles include being the CEO of OTT Ventures a venture capital company from 2018 to 2021, the various executive roles at CPI Property Group, and its affiliate CPI Byty, a real estate manager and operator, from 2015 to 2018

Justin Mathews

Justin Mathews has been Investor Relations Director of Livento Group and its subsidiary BOXO since 2020. He is responsible for identifying, building, and maintaining relationships with the private investor community. He also sources investment opportunities and creates and maintains relationships with the Company’s partners. Previously, Mathews held various roles at Morgan & Banks Australia, TMP Worldwide (now TMP Worldwide Advertising & Communications LLC), and IMSG PLC and from 2011 to the present has been the principal and founder of Human Capital Advisory Group a provider of HR services

David Zich

David Zich has been the Secretary and Treasurer of the Company and BOXO in 2022. He is responsible for the Company’s operational management activities, including change management, internal and external communication, human resources, and strategic metrics. Prior to his current role, Zich was a key account manager and later as a sales manager at a hospitality timeshare company from 2018 to 2022 and a project manager at Euro Dot from 2020 to 2022.

During the past five years, there have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of the Company, including any allegations (not subsequently reversed, suspended or vacated), permanent or temporary injunction, or any other order of any federal or state authority or self-regulatory organization, relating to activities in any phase of the securities, commodities, banking, savings and loan, or insurance businesses in connection with the purchase or sale of any security or commodity, or involving mail or wire fraud in any business.

There are no family relationships among our officers and directors.

16

Item 6. Executive Compensation.

CEO of company is entitled to receive $12,000 per month, Mr. Mathews is entitled to $4,000 per month pursuant to consulting agreements that are cancellable by either party on one month’s notice in the case of Mr. Matthews and three months’ notice in the case of Mr. Stybr.

Company is adopting may adopt a share benefit program or other stock or option compensation plan in the future.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

During 2022, Mr. Stybr made a capital contribution of Livento LLC to the Company.

Item 8. Legal Proceedings.

There are presently no material pending legal proceedings to which the Company is a party or as to which any of its property is subject, and no such proceedings are known to the Company to be threatened or contemplated against it. The Company is considering bringing a litigation to resolve its possible liabilities under a variable rate convertible note which we believe is not legal under the New York law the note recites as governing. However, we have not commenced this litigation as of the date of this filing.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Our Common Stock is included on the Pink Sheets under the Symbol NUGN and is currently quoted at $0.042 with active trading.

We have not paid any cash dividends to date, but should the needs of the company allow it, the Board of Directors intends to declare dividends from any future earnings.

We have not authorized the issuance of, or issued, any securities under a retirement, pension, profit sharing, stock option or other equity compensation plans .

The last reported price was $ .049 on July 5, 2022.

Period			High	Low
April 1, 12022	-	June 30, 2022	$.096	$.043
January 1, 2022	-	March 31, 2022	.065	.004
October 1, 2021	-	December 31, 2021	.045	.005
July 1, 2021	-	September 30, 2021	.045	.005
April 1, 2021	-	June 30, 2021	.023	.004
January 1, 2021	-	March 31, 2021	.018	.003
October 1, 2020	-	December 31, 2020	.008	.002
July 1, 2020	-	September 30, 2020	.019	.003
April 1, 2020	-	June 30, 2020	.037	.001
January 1, 2020	-	March 31, 2020	.003	.001

17

Item 10. Recent Sales of Unregistered Securities.

During the past two fiscal years the company has issued the following shares of common stock without registration:

9,760,000 shares of common stock were issued in connection with conversions of convertible promissory notes. These shares were exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving a public offering and the Company instructed its transfer agent that such shares were to have a restrictive legend pending the receipt of an appropriate opinion of counsel.

107,232,803 shares of common stock were issued in connection with the settlements of outstanding convertible promissory notes. These shares were exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving a public offering and the Company instructed its transfer agent that such shares were to have a restrictive legend pending the receipt of an appropriate opinion of counsel.

55,254,666 shares of common stock were issued to investors on privately negotiated transactions for cash. These shares were exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving a public offering and the Company instructed its transfer agent that such shares were to have a restrictive legend pending the receipt of an appropriate opinion of counsel.

29,517,720 shares were issued for services. These shares were exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving a public offering and the Company instructed its transfer agent that such shares were to have a restrictive legend pending the receipt of an appropriate opinion of counsel.

6,000,000 shares of common stock were issued upon automatic conversion of the Company’s then Series A Preferred Stock. The transaction was exempt from registration under Section 3(a)(9) of the Securities Act of 1933, as amended, as a transaction between an issuer and its existing security holders and the Company instructed its transfer agent that such shares were to have a restrictive legend pending the receipt of an appropriate opinion of counsel.

Item 11. Description of Registrant’s Securities to be Registered.

This description of our securities is a summary only of certain provisions contained in our Certificate of Incorporation and is qualified in its entirety by reference to the complete terms contained therein.

Common Shares

The Company’s Certificate of Incorporation authorizes the Company to issue an aggregate of 800,000,000 shares of Common Stock, par value $0.0001 per share. As of July 5, 2022, 209,001,268 shares of our Common Stock were issued and outstanding.

All outstanding shares of Common Stock are of the same class and have equal rights and attributes. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company. All stockholders are entitled to share in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefore. In the event of liquidation, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities. Holders of Common Stock do not have cumulative or preemptive rights.

18

Super Voting Shares

The company has designated and issued 100 shares, of Series A Preferred stock. The owner of these shares has 51% of all voting rights, regardless of the number of other shares issued. Our CEO, David Stybr, owns all of these shares and can control our affairs.

Series C and Series D Preferred Shares

We have designated 10,000,000 shares as Series C Preferred Stock and 1,000,000 shares as Series D Preferred Stock. As of June 29, 2022, 6,164,926 shares of our Series C Preferred Shares were issued and outstanding and no shares of Series D Preferred Stock were outstanding. Each share of Series C or Series D Preferred Stock converts into 100 shares of common stock as the common stock is presently constituted, but has no rights to dividends. Upon liquidation of the Company, holders of Series C or Series D Preferred Stock will receive such amount as the holder would have received had they converted to common stock immediately before the liquidation. The only differences between the Series C Preferred Stock and the Series D Preferred Stock is that the Series C Preferred Stock is not adjusted for stock splits and combinations while the Series D Preferred Stock will have a proportional adjustment and holdeers of Series C Stock may not affect a conversion that would place their total ownership of the shares of common stock above 4.99% of the outstanding.

Debt Securities

As of the date of this registration statement, we have not issued any debt securities. There is one outstanding variable rate note in the original principal amount of $120,000. Management believes that under applicable law this note is null and void and is considering litigation against the holder of the note. The note can have dilutive effect on the common stock if not resolved through litigation or settled.

Warrants

As of the date of this registration statement, we have not issued any warrants, options or other securities which are convertible into or exercisable for shares of our Common Stock other than the preferred stock described above.

Other Securities to Be Registered

We are not registering any securities other than our Common Stock in this registration statement.

Item 12. Indemnification of Directors and Officers.

Under Nevada Law and our Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act which may be permitted to directors or officers under North Carolina law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable.

19

Item 13. Financial Statements and Supplementary Data.

Set forth below is a list of our financial statements included in this registration statement on Form 10.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

There are not and have not been any disagreements between the Company and its accountants on any matter of accounting principles, practices or financial statement disclosure.

Item 15. Financial Statements and Exhibits.

(a)	Financial Statements.	Following the Signature Page

(b)	Exhibits.

Exhibit No.	Description

3.1	Certificate of Incorporation. Incorporated by reference to Exhibit 3(i) of the Company’s Registration Statement on Form S-1 File Number 333-192997 filed December 20, 2013.

3.2	Bylaws. Incorporated by reference to Exhibit 3(ii) of the Company’s Registration Statement on Form S-1 File Number 333-192997 filed December 20, 2013.

3.3	Certificate of Amendment to the Certificate of Incorporation filled December 23, 2014. Filed herewith.

3.4	Certificate of Amendment to the Certificate of Incorporation filled January 5, 2015. Filed herewith.

3.5	Certificate of Designation of old Series A Preferred Stock. Filed herewith

3.6	Certificate of Designation of Series B Preferred Stock. Filed herewith.

3.7	Certificate of Change filed April 3, 2021. Filed herewith.

3.8	Certificate of Change of Certificate of Designation filed April 12, 2021. Filed herewith.

3.9	Certificate of Change filed July 14, 2021. Filed herewith.

3.10	Certificate of Designation of Series C Preferred Stock as amended and restated. Filed herewith

3.11	Certificate of Designation of Series D Preferred Stock. Filed herewith.

3.12	Certificate of Designation of new Series A Preferred Stock. Filed herewith.

3.13	Certificate of Amendment, name change. Filed herewith

10.1	Consulting Agreement between the Company and David Stybr. Filed herewith.

10.2	Consulting Agreement between the Company and Justin Mathews. Filed herewith.

20

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: July 8, 2022	Livento Group, Inc.

	By	/s/ David Stybr
Chief Executive Officer and a Director (Principal Executive Officer)

/s/ Justin Mathews, Director

21

NUGENE INTERNATIONAL, INC.

F-1

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of Nugene International, Inc.

We have audited the accompanying balance sheets of Nugene International, Inc. (the “Company”) as of December 31, 2021, and 2020 the related statements of operations, changes in shareholders’ equity and cash flows, for each of the two years in the period ended December 31, 2021, and 2020, and the related notes collectively referred to as the “financial statements”.

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021, and 2020, in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying financial statements have been prepared assuming the company will continue as a going concern as disclosed in Note 3 to the financial statement, the Company has continuously incurred a net loss of $75,192 for the year ended December 31, 2021, and an accumulated deficit of $12,727,982 as at December 31, 2021. The continuation of the Company as a going concern through December 31, 2021, is dependent upon improving the profitability and the continuing financial support from its stockholders. Management believes the existing shareholders or external financing will provide the additional cash to meet the Company’s obligations as they become due.

These factors raise substantial doubt about the company ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of the uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion

OLAYINKA OYEBOLA & CO.

(Chartered Accountants)

We have served as the Company’s auditor since April 2022.

April 26th, 2022.

Lagos, Nigeria

F-2

Nugene international, INC.

BALANCE SHEETS

	For the Year Ended	For the Year Ended
	December 31, 2021,	December 31, 2020
ASSETS
Current Assets:

Total Assets	$-	$-

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accrued Payable	$10,000	$5,000
Total current liabilities	10,000	5,000

Stockholder’s Equity:
Preferred stock, $0.0001 par value, 24,000,000 shares Authorized, and 1,917,720 shares issued at 12/31/2020	-	192
Common stock, $0.0001 par value, 800,000,000 shares Authorized, 763,090,000 shares issued at 12/31/2021 and 59,254,155 Shares issued at 12/31/2020	76,309	5,925
Additional paid-in capital	12,641,673	12,641,673
Accumulated deficit	(12,727,982)	(12,652,790)
Total Stockholders’ Equity	(10,000)	(5,000)

Total Liabilities and Stockholders’ Equity	$-	$-

The accompanying notes are an integral part of these financial statements.

F-3

Nugene international, INC.

STATEMENTS OF OPERATIONS

	For the Year Ended	For the Year Ended
	December 31, 2021	December 31, 2020
Revenue	$-	$-
Cost of revenue	-	-
Gross Margin	-	-

General and Admin Expense	75,192	5,000
Loss Before Tax	(75,192)	(5,000)

Taxation	-	-
Loss from operation	(75,192)	(5,000)

Other Income / (Expense)	-	-
Net Loss	$(75,192)	$(5,000)

Income per share	$0.00	$0.00
Weighted average shares outstanding	763,090,000	763,090,000

The accompanying notes are an integral part of these financial statements.

F-4

NUGENE INTERNATIONAL, INC.

STATEMENTS OF CHANGES IN EQUITY

	Common Stock		Preferred Stock		Additional Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, December 31, 2019	59,254,155	$5,925	1,917,720	$192	$12,641,673	$(12,647,790)	$-
Net Loss for the year ended	-	-	-	-	-	(5000)	(5,000)
Balance December 31, 2020	59,254,155	5,925	1,917,720	192	12,641,673	(12,652,790)	(5,000)

Balance December 31, 2020	59,254,155	$5,925	1,917,720	$192	$12,641,673	$(12,652,790)	$(5,000)
Net loss for the year ended	-	-	-	-	-	(75,192)	(75,192)
Shares conversion	1,917,620	192	(1,917,620)	(192)	-	-	-
Share issued for services	701,918,225	70,192	-	-	-	-	70,192

Balance, December 31, 2021	763,090,000	$76,309	100	$-	$12,641,673	$(12,727,982)	$(10,000)

The accompanying notes are an integral part of these financial statements.

F-5

NUGENE INTERNATIONAL, INC.

STATEMENTS OF CASH FLOWS

	For the Year Ended December 2021	For the Year Ended December 2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(75,192)	$(5,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	5,000	5,000
Shares issued for services	70,192	-
Net Cash Used in Operating Activities	-	-

CASH FLOWS FROM INVESTING ACTIVITIES:
Net Cash Used in Investing Activities	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Cash Provided by Financing Activities	-	-

NET INCREASE IN CASH	-	-

CASH AT BEGINNING OF YEAR	-	-
CASH AT END OF YEAR	$-	$-

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

CASH PAID FOR:
Interest	$-	$-
Income taxes	$-	$-

The accompanying notes are an integral part of these financial statements.

F-6

NUGENE INTERNATIONAL, INC.

Notes to Financial Statements

December 31, 2021, sand 2020

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Nugene International, Inc (formerly Bling Marketing) was incorporated in Nevada.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The audited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the estimated useful lives of property and equipment. Actual results could differ from those estimates.

Stock based Compensation

The calculation of share-based employee compensation expense involves estimates that require management judgment. These estimates include the fair value of each of the stock option awards granted, which is estimated on the date of grant using a Black-Scholes option pricing model. There are two significant inputs into the Black-Scholes option pricing model: expected volatility and expected term. The assumptions used in calculating the fair value of share-based payment awards represent management’s best estimates, but these estimates involve inherent uncertainties and the application of managements judgement in addition, the Company is required to estimate the expected forfeiture rate, and only recognize expense for those shares expected to vest. As a result, if factors change and the company’s uses different assumptions, stock bases compensation expense could be different from what the company has recorded in the current period.

Concentrations of Credit Risk

The Company maintains its cash in bank deposit accounts, the balances of which at times may exceed federally insured limits. The Company continually monitors its banking relationships and consequently has not experienced any losses in its accounts. Management believes the Company is not exposed to any significant credit risk on cash.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. As of December 31, 2021, there is $0 in cash equivalent.

Accounts Receivable

Management reviews accounts receivable periodically to determine if any receivables will potentially be uncollectible. Management’s evaluation includes several factors including the aging of the accounts receivable balances, a review of significant past due accounts, economic conditions, and our historical write- off experience, net of recoveries. The Company includes any accounts receivable balances that are determined to be uncollectible, along with a general reserve, in its allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. The Company’s allowance for doubtful accounts was $0 and $0 as of December 31, 2021, and December 31, 2021, respectively.

Fair Value of Financial Instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP) and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1: Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

F-7

Level 2: Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3: Pricing inputs that are generally unobservable inputs and not corroborated by market data.

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses and accrued expenses approximate their fair value because of the short maturity of those instruments. The Company’s notes payable approximates the fair value of such instruments based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangements at December 31, 2021

Revenue Recognition

Revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration that an entity expects to receive in exchange for those goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The amount of revenue that is recorded reflects the consideration that the Company expects to receive in exchange for those goods. The Company applies the following five-step model in order to determine this amount: (i) identification of the promised goods in the contract; (ii) determination of whether the promised goods are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation.

The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. Once a contract is determined to be within the scope of ASC 606 at contract inception, the Company reviews the contract to determine which performance obligations the Company must deliver and which of these performance obligations are distinct. The Company recognizes as revenues the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied or as it is satisfied. Generally, the Company’s performance obligations are transferred to customers at a point in time, typically upon delivery.

Income taxes

The Company follows Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Income in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”) with regards to uncertainty income taxes. Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.

F-8

Stock-based Compensation

The Company accounts for equity-based transactions with nonemployees under the provisions of ASC Topic No. 505-50, Equity-Based Payments to Non-Employees (“ASC 505-50”). ASC 505-50 establishes that equity-based payment transactions with nonemployees shall be measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The fair value of common stock issued for payments to nonemployees is measured at the market price on the date of grant. The fair value of equity instruments, other than common stock, is estimated using the Black-Scholes option valuation model. In general, we recognize the fair value of the equity instruments issued as deferred stock compensation and amortize the cost over the term of the contract.

The Company accounts for employee stock-based compensation in accordance with the guidance of FASB ASC Topic 718, Compensation—Stock Compensation, which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The fair value of the equity instrument is charged directly to compensation expense and credited to additional paid-in capital over the period during which services are rendered.

Net Income (Loss) per Common Share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period. The weighted average number of common shares outstanding and potentially outstanding common shares assumes that the Company incorporated as of the beginning of the first period presented.

The Company’s diluted loss per share is the same as the basic loss per share for the years ended December 31, 2021, as the inclusion of any potential shares would have had an anti-dilutive effect due to the Company generating a loss.

Recently Issued Accounting Pronouncements

Topic 606, Revenue from Contracts with Customers, of the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC). The guidance in ASC 606 was originally issued by the FASB in May 2014 in Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606). Since then, the FASB has issued several ASUs that have revised or clarified the guidance in ASC 606. The Company is in the process of evaluating the impact of this accounting standard update.

On June 20, 2018, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. ASU 2018-07 is intended to reduce cost and complexity and to improve financial reporting for share-based payments to nonemployees (for example, service providers, external legal counsel, suppliers, etc.). Under the new standard, companies will no longer be required to value non-employee awards differently from employee awards. Meaning that companies will value all equity classified awards at their grant-date under ASC718 and forgo revaluing the award after this date. The guidance is effective for interim and annual periods beginning after December 15, 2018.

In January 2017, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standards Update (“ASU”) 2017-01, Business Combinations (Topic 805) Clarifying the Definition of a Business. The amendments in this update clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The guidance is effective for interim and annual periods beginning after December 15, 2017 and should be applied prospectively on or after the effective date. The Company is in the process of evaluating the impact of this accounting standard update.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 requires lessees to recognize lease assets and lease liabilities on the balance sheet and requires expanded disclosures about leasing arrangements. ASU 2016-02 is effective for fiscal years beginning after December 31, 2018 and interim periods in fiscal years beginning after December 31, 2018, with early adoption permitted. The Company is in the process of evaluating the impact of this accounting standard update.

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

F-9

NOTE 3 – GOING CONCERN

The accompanying audited financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has an accumulated deficit of $(12,727,982) at December 31, 2021, had a net loss of $(75,192) for the year ended December 31, 2021.

NOTE 4– INCOME TAXES

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company has evaluated Staff Accounting Bulletin No. 118 regarding the impact of the decreased tax rates of the Tax Cuts & Jobs Act. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The U.S. federal income tax rate of 21% is being used due to the new tax law recently enacted.

The provision for Federal income tax consists of the following at December 31:

	2021		2020
Federal income tax benefit attributable to:
Current Operations	$		$
Less: valuation allowance
Net provision for Federal income taxes		$—		$—

The cumulative tax effect at the expected rate of 21% of significant items comprising our net deferred tax amount is as follows at December 31:

	2021	2020
Deferred tax asset attributable to:
Net operating loss carryover	$12,727,982	$12,652,790
Less: valuation allowance	(12,727,982)	(12,652,790)
Net deferred tax asset	$—	$—

At December 31, 2021, the Company had net operating loss carry forwards of approximately $(75,192) that maybe offset against future taxable income. No tax benefit has been reported in the December 31, 2021, or 2020 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cut and Jobs Act (the “Tax Act”). The Tax Act establishes new tax laws that affects 2018 and future years, including a reduction in the U.S. federal corporate income tax rate to 21% effective January 1, 2018.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years.

ASC Topic 740 provides guidance on the accounting for uncertainty in income taxes recognized in a company’s financial statements. Topic 740 requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. If the more-likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements.

The Company includes interest and penalties arising from the underpayment of income taxes in the statements of operations in the provision for income taxes. As of December 31, 2021, the Company had no accrued interest or penalties related to uncertain tax positions.

NOTE 9 - SUBSEQUENT EVENTS

In accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but the financial statements are issued, the Company has evaluated all events or transactions that occurred after December 31, 2021, up through the date the Company issued the audited consolidated financial statements and identify the understated.

On March 24, 2022, Livento Group LLC announced the acquisition of NUGN and confirmed a change in its business model, redirecting its focus to Livento’s three primary sectors; real estate finance & development, artificial intelligence, machine learning technology, and film and television production. Livento Group LLC merged with NUGN March 31, 2022.

F-10

NuGene International, Inc.

Balance Sheet Prev Year Comparison

Accrual Basis	As of March 31, 2022 and December 31,2021
	Mar 31 22	Dec. 31, 21	$ Change	% Change

ASSETS
Current Assets
Checking/Savings
Cash	578,183.00	0.00	0.00	0.0%
Total Checking/Savings	578,183.00	0.00	0.00	0.0%
Accounts Receivable	445,000.00	0.00	0.00	0.0%
Other Current Assets
Accounts Receivable	0.00	0.00	0.00	0.0%
Inventories	0.00	0.00	0.00	0.0%
Total Other Current Assets	445,000.00	0.00	0.00	0.0%
Total Current Assets	1,023,183.00	0.00	0.00	0.0%
Fixed Assets
Accumulated Depreciation	0.00	0.00	0.00	0.0%
Furniture and Equipment	0.00	0.00	0.00	0.0%
Property & Equipment	2,757,700.00	0.00	0.00	0.0%
Total Fixed Assets	0.00	0.00	0.00	0.0%
Intangible Assets	17,319,459.00	0.00	0.00	0.0%
Other Assets
Deposits	0.00	0.00	0.00	0.0%
Security Deposits Asset	0.00	0.00	0.00	0.0%
Total Other Assets	0.00	0.00	0.00	0.0%
TOTAL ASSETS	21,100,342.00	0.00	0.00	0.0%

LIABILITIES & EQUITY
Liabilities
Current Liabilities
Accounts Payable	238,900.00	10,000.00	228,900.00	0.0%
Credit Cards	0.00	0.00	0.00	0.0%
Other Current Liabilities
Accounts Payable	0.00	0.00	0.00	0.0%
Derivative Liabilities	0.00	0.00	0.00	0.0%
Notes Payable	120,000.00	240,000.00	120,000.00	0.0%
Accrued Interest	32,500.00	63,000.00	30,500.00	0.0%
Related Parties Payable	0.00	0.00	0.00	0.0%
Total Other Current Liabilities	152,500.00	303,000.00	150,500.00	0.0%
Total Current Liabilities	391,400.00	313,000.00	-78,400.00	-23.6%
Long Term Liabilities	0.00	0.00	0.00	0.0%
Total Liabilities	391,400.00	0.00	0.00	0.0%
Equity
Additional Paid in Capital	13,288,662.00	12,401,673.00	886,989.00	1.93.0%
Capital Stock	0.00	0.00	0.00	0.0%
Common Stock	19,003.00	76,309.00	57,306.00	-75.097%
Dividends Paid	0.00	0.00	0.00	0.0%
Opening Balance Equity	0.00	0.00	0.00	0.0%
Owner or member capital	19,933,259.00	0.00	19,933,259.00	100.0%
Preferred Stock	0.00	0.00	0.00	0.0%
Retained Earnings	-12,790,982.00	-12,703,790.00	87,192.00	-6.16.0%
Net Income	259,000.00	-87,192.00	171,808.00	-100.0%
Total Equity	20,708,942.00	-313,000.00	-554,991.00	0.0%
TOTAL LIABILITIES & EQUITY	21,100,342.00	0.00	0.00	0.0%

F-11

NuGene International, Inc.

Profit & Loss Prev Year Comparison

Accrual Basis	Dec - March 2022
	Dec-Mar 22	Dec-Mar 21	$ Change	% Change
Ordinary Income/Expense
Income
Merchandise Sales	445,000.00	0.00	0.00	0.0%
Sales Discounts	0.00	0.00	0.00	0.0%
Total Income	0.00	0.00	0.00	0.0%
Cost of Goods Sold Merchant Account Fees	0.00	0.00	0.00	0.0%
Total COGS	0.00	0.00	0.00	0.0%
Gross Profit	0.00	0.00	0.00	0.0%
Advertising and Promotion
Expense	0.00	0.00	0.00	0.0%
Automobile Expense	0.00	0.00	0.00	0.0%
Bank Service Charges	0.00	0.00	0.00	0.0%
Computer and Internet Expense	0.00	0.00	0.00	0.0%
Depreciation Expense	0.00	0.00	0.00	0.0%
Insurance Expense	0.00	0.00	0.00	0.0%
Interest Expense	0.00	0.00	0.00	0.0%
Janitorial Expense	0.00	0.00	0.00	0.0%
Meals and Entertainment	0.00	0.00	0.00	0.0%
Office Supplies	8,000.00	0.00	0.00	0.0%
Payroll Expenses	0.00	0.00	0.00	0.0%
Professional Fees	156,000.00	0.00	0.00	0.0%
Rent Expense	22,000.00	0.00	0.00	0.0%
Repairs and Maintenance	0.00	0.00	0.00	0.0%
Telephone Expense	0.00	0.00	0.00	0.0%
Uniforms	0.00	0.00	0.00	0.0%
Utilities	0.00	0.00	0.00	0.0%
Total Expense	186,000.00	0.00	0.00	0.0%
Net Ordinary Income	259,000.00	0.00	0.00	0.0%
Other Income/Expense
Other Income	0.00	0.00	0.00	0.0%
Other Expense	0.00	0.00	0.00	0.0%
Total Other Expense	0.00	0.00	0.00	0.0%
Net Other Income	0.00	0.00	0.00	0.0%
Net Income	259,000.00	0.00	0.00	0.0%

F-12

NuGene International, Inc.

Statement of Cash Flows

	Dec to March 2022
	Dec - Mar 22	Dec – Mar 21

OPERATING ACTIVITIES
Net Income	259,000.00	00.00
Adjustments to reconcile Net Income to net cash provided by operations:
Accounts Receivable	(445,000.00)	0.00
Inventories	0.00	0.00
Accounts Payable	78,400.00	0.00
Derivative Liabilities	0.00	0.00
Notes Payable	0.00	0.00
Payroll Liabilities	0.00	0.00
Related Parties Payable	0.00	0.00
Net cash provided by Operating Activities	-107,600.00	0.00

INVESTING ACTIVITIES
Accumulated Depreciation	0.00	0.00
Furniture and Equipment	0.00	0.00
Property & Equipment	(2,757,700.00)	0.00
Deposits	(17,319,459.00)	0.00
Security Deposits Asset	0.00	0.00
Net cash provided by Investing Activities	-20,077,159.00	0.00

FINANCING ACTIVITIES
Additional Paid in Capital	772,377.00	0.00
Common stock	57,306.00	0.00
Member Capital	19,933,259.00	0.00
Dividends Paid	0.00	0.00
Owner or member capital	0.00	0.00
Preferred Stock	0.00	0.00
Retained Earnings	0.00	0.00
Net cash provided by Financing Activities	20,762,942	0.00
Net cash increase for period	578,183.00
Cash at beginning of period
Cash at end of period	578,183.00

F-13

NUGENE INTERNATIONAL, INC.

Statements of Shareholders' Equity (Deficit)

	Preferred Stock Shares	Amount	Common Stock Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total
Balance at DECEMBER 31, 20117	1,917,720	192	59,254,155	$5,925	$12,641,673	(12,647,790)	$0
Net Loss
Balance at DECEMBER 31, 2018	1,917,720	192	59,254,155	5,925	12,641,673	(12,647,790)	$0
Net Loss						-
Balance at March 31, 2019	1,917,720	192	59,254,155	5,925	12,641,673	(12,647,790)	$0
Net Loss						-
Balance at June 30, 2019	1,917,720	192	59,254,155	5,925	12,641,673	(12,647,790)	$0
Net Loss						-
Balance at September 30, 2019	1,917,720	192	59,254,155	5,925	12,641,673	(12,647,790)	$0
Net Loss						-
Balance at DECEMBER 31, 2019	1,917,720	192	59,254,155	5,925	12,641,673	(12,647,790)	$0
Net Loss						-
Balance at March 31, 2020	1,917,720	192	59,254,155	5,925	12,641,673	(12,647,790)	$0
Net Loss
Balance at June 30, 2020	1,917,720	192	59,254,155	5,925	12,641,673	(12,647,790)	$0
Net Loss						-
Balance at September 30, 2020	1,917,720	192	59,254,155	5,925	12,641,673	(12,647,790)	0
Net Loss
Balance at DECEMBER 31, 2020	1,917,720	192	59,254,155	5,925	12,641,673	(12,647,790)	0
Net Loss
Balance at MARCH 31, 2021	1,917,720	192	59,254,155	5,925	12,641,673	(12,647,790)	0
Net Loss			700,000,000	70,000		(70,000)
Balance at June 30, 2021	1,917,720	192	759,254,155	75,925	12,641,673	(12,717,589)	0
Net Loss			5,342,170	5,342		(534)
Balance at September 30, 2021	8000	0	764,596,325	76,459	12,641,673	(12,718,132)	0
Net Loss	-7900		1,299,289	130		(130)
Balance at December 31, 2021	100	0	763,090,000	76,309	12,401,673	(12,790,982)	(313,000)
Profit for the period	-	-	-	-		259,000.00	259,000
Common shares	-	-	(573,054,294)	(57,306)	20,820,248	-	20,762,942
Balance at March 31, 2022	-	-	190,035,706	19,003	33,221,921	(12,531,982)	20,708,942

F-14